Exhibit 2.6

CONSOLIDATED INDENTURE

PRIVATE INSTRUMENT OF DEED OF FIRST (1st) ISSSUE OF DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN SINGLE SERIES, UNSECURED, FOR PUBLIC DISTRIBUTION, WITH RESTRICTED PLACEMENT EFFORTS, OF AMBEV S.A. DATED AS OF SEPTEMBER 09, 2015, AS AMENDED BY THE 1ST AMENDEMENT DATED AS OF OCTOBER 29, 2015.

By this private instrument, as issuer,

(a) AMBEV S.A., joint stock company, with publicly-held company registration before the Securities Commission (“CVM”), with its principal place of business in the city of São Paulo, State of São Paulo, at Rua Dr. Renato Paes de Barros, No. 1,017, 3rd floor, Itaim Bibi, registered with the National Corporate Taxpayers Register of the Ministry of Finance (“CNPJ/MF”) under No. 07.526.557/0001-00, with its acts of incorporation filed with the Commercial Registry of the State of São Paulo (“JUCESP”) under NIRE 35.300.368.941, herein represented pursuant to its Articles of Incorporation (“Issuer”);

and, as trustee, representing the community of the owners of debentures of first (1st) issue of debentures of Issuer (“Debenture Holders”),

(b) SIMPLIFIC PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., financial institution with its principal place of business in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua Sete de Setembro, No. 99, 24th floor, registered with the CNPJ/MF under No. 15.227.994/0001-50, herein represented pursuant to its Articles of Incorporation (“Trustee” and together with the Issuer, “Parties”);

decide, on the best terms of the law, to enter into this “Private Instrument of Deed of First (1st) Issue of Debentures, Not Convertible into Shares, in Single Series, Unsecured, for Public Distribution, with Restricted Placement Efforts, of Ambev S.A.” (“Deed of Issue”, “Issue” and “Debentures”, respectively), which shall be governed by the following sections and conditions:

Section One – AUTHORIZATION

1.1.        This Deed of Issue is entered into based upon the resolution taken at the Meeting of the Board of Directors of Issuer, held on August 28, 2015 (“RCA”), during which the following resolutions were taken and approved (a) the Issue, including its terms and conditions, as provided in article 59 of Law No. 6,404, of December 15, 1976, as amended (“Brazilian Corporations Law”), and (b) the implementation of the Restricted Offer (as defined below), including its terms and conditions, as provided in Law No. 6,385, of December 7, 1976, as amended (“Law 6,385/76”) and in CVM Instruction No. 476, of January 16, 2009, as amended (“CVM Instruction 476”).

1.2.        The RCA approved, among other characteristics of the Issue and of the Restricted Offer (as defined below), the Maximum Fee (as defined below), so the final Remuneration (as defined below) fee was established in Bookbuilding Procedure (as defined below), and the Executive Board of Issuer is authorized to carry out all acts necessary to implement the resolutions consubstantiated therein, being further entitled to enter into the amendment to this Deed of Issue so as to provide for the final Remuneration fee.

Section Two – REQUIREMENTS

The Debentures shall be issued in compliance with the following requirements:

1                Classification of the Debentures in Law 12,431, of June 24, 2011, as amended (“Law 12,431”)

1                 This Issue is classified under the terms of article 1 of Law 12,431, and the Debentures have the characteristics necessary to satisfy the requirements provided in the said law.

2                Waiver of Registration with the CVM

2.2.1.    The Debentures shall be subject matter of public distribution with restricted placement efforts, implemented under the terms of CVM Instruction 476 and of the other applicable legal and regulatory provisions, being, therefore, automatically exempt from the registration of distribution before the CVM referred to in article 6 of CVM Instruction 476 and article 19 of Law 6,385/76.

2.3.       Waiver of Registration before the Securities and Exchange Commission

2.3.1. Limited and private efforts of placement of the Debentures shall be exerted simultaneously: (i) (1) in the United States of America, under the terms of a private placement within the scope of paragraph 4(a)(2) of the Securities Act of 1933, as amended, issued by the SEC (“Securities Act”), and limited to qualified institutional investors, defined as "qualified institutional buyers", under the terms of Rule 144A, issued by the Securities and Exchange Commission of the United States of America (“SEC”), within the scope of the Securities Act, and (2) in other countries other than the United States of America and Brazil, to investors that are individuals not residing in the United States of America or not organized according to the laws of such country, according to the legislation in effect in the country of domicile of each investor and based upon Regulation S, issued by the SEC within the scope of the Securities Act, which regulates the exemption from registration of securities with the SEC in transactions of sale of securities to investors carried out, among others, with investors that are not individuals residing in and/or organized according to the laws of the United States of America, provided that, in both cases, they invest in Brazil under the terms of the mechanisms regulated by the National Monetary Council (“CMN”), CVM and Central Bank of Brazil (“BACEN”), with no need, therefore, to request and obtain any registration of distribution and placement of the Debentures in capital market regulating agency or body of another country, including before the SEC. The efforts of placement of the Debentures with the investors referred to in this item 2.3.1. shall be exerted in accordance with the Private Placement Agreement, to be entered between Issuer and other international placement agents (“International Placement Agents”).

2.4.       Filing and Publication of the RCA Minutes

2.4.1.    The minutes of the RCA that decided upon the Issue and the Restricted Offer (as defined below) shall be (a) duly filed with JUCESP, and (b) published in the newspaper “Valor Econômico” and in the Official Gazette of the State of São Paulo (“DOESP”), in accordance with article 62, item I, and article 289, both of the Brazilian Corporations Law.

2.5.       Filing of this Deed of Issue

2.5.1.    This Deed of Issue and its possible amendments shall be filed with JUCESP, under the terms of article 62, item II, and paragraph 3, of the Brazilian Corporations Law.

2.5.2.    Under the terms of item 2.8 below, this Deed of Issue was amendmented to reflect the result of the Bookbuilding Procedure, under the terms and conditions approved in the RCA as ratified, and, therefore, with no need to obtain new corporate approval by Issuer, which shall be enrolled with JUCESP, under the terms of item 2.5.1 above.

2.5.3.    Issuer agrees to send to Trustee one (1) original counterpart of this Deed of Issue and any amendments duly registered with JUCESP, within up to five (5) Business Days subsequently to obtaining the said registration.

2.6.       Registration for Distribution, Trade and Electronic Custody

2.6.1.    The Debentures shall be registered for distribution in the primary market and trade in the secondary market by means of the Assets Distribution Module ("MDA") and of Module CETIP 21 – Instruments and Securities, respectively, both administered and operated by CETIP S.A. – Mercados Organizados ("CETIP"), and the distribution and trade of the Debentures shall be liquidated and the Debentures shall be in electronic custody of CETIP.

2.7.       Registration with the Brazilian Association of Entities of the Financial and Capital Markets (“ANBIMA”)

2.7.1.    In view of the fact that this refers to offer for public distribution with restricted placement efforts and with no use of prospectus, the Restricted Offer (as defined below) may be registered with ANBIMA, exclusively for purposes of informing the database of ANBIMA, under the terms of paragraph 2 of article 1 of the “ANBIMA Code of Regulation and Best Practices for Public Offers of Distribution and Acquisition of Securities”, and such registration shall be subject to the issue, up to the date of conclusion of the Restricted Offer (as defined below), of specific guidelines for compliance with this obligation.

2.8        Procedure to Collect Investment Intents (Bookbuilding Procedure)

2.8.1        Within the scope of the Restricted Offer, the Leading Coordinator conducted the procedure to collect investment intents, with no receipt of reserves, with no minimum or maximum lots, to verify, with the Professional Investors, the demand for the Debentures on different levels of interest rate (“Bookbuilding Procedure”), so as to establish, by mutual agreement with Issuer, the final Remuneration fee. The result of the Bookbuilding Procedure was ratified by means of amendment to this Deed of Issue, which shall be registered with JUCESP, under the terms of item 2.5.1 above, respectively, with no need to obtain new corporate approval by Issuer or to hold General Meeting of Debenture Holders.

Section Three – BUSINESS PURPOSE OF ISSUER

3.1.      According to its articles of incorporation, the business purpose of Issuer is to (a) produce and trade beers, concentrates, soft drinks and other beverages, as well as food in general, including liquid compound ready for consumption, prepared flavored liquid, powder or packet guaraná; (b) produce and trade raw materials necessary for the industrialization of beverages and their by-products, such as malt, barley, ice, carbon dioxide, as well as devices, machines, equipment and whatever else is necessary or useful for the activities referred to in letter “a” above, including producing and trading packing for beverages and the production, trade and industrial use of raw materials necessary to produce such packing; (c) produce, certify and trade seeds and grains, and trade fertilizers, fungicides and develop other activities related thereto, to the extent necessary or useful for the development of the main activities of Issuer provided in its Articles of incorporation; (d) handle and pack any of its products or products of third parties; (e) conduct activities of agriculture cultivation and stimulation, in the field of crops and fruits that constitute raw material to be used in the industrial activities of Issuer, and in the other sectors that demand a maximum dynamic in the exploration of virtues of the Brazilian soil, in particular, in the food and health plans; (f) conduct activities in the areas of research, prospection, extraction, benefiting, industrialization, trade and distribution of the asset fresh water, in the entire Brazilian territory;

(g) provide benefiting, purging and other phytosanitary services and industrialize the products resulting from the activities listed in letter “d” above, either to fulfill its own purposes of its industry or, further, to trade its by-products, including, without limitation, by-products for animal food; (h) promote publicity of its products and products of third parties and trade promotional and advertisement materials; (I) provide technical, marketing and administrative assistance services and others related, directly or indirectly, to the main activities of Issuer; (j) import whatever is necessary for its industry and trade; (k) export its products; (l) explore, directly or indirectly, bars, restaurants, snack bars and others similar thereto; (m) contract, sell and/or distribute its products and the products of its affiliates, directly or by third parties, using the transportation necessary to distribute such products, by-products or accessories, and adopt any system or orientation that, at the discretion of its Board of Directors, conducts to collimated purposes; (n) print and reproduce recording, including the printing activity, pre-printing services and graphical finishing and reproduction of materials recorded on any support. Furthermore, Issuer may share interest in other commercial and civil companies, as partner, shareholder or quotaholder, in Brazil or abroad, or associate therewith.

Section Four – ALLOCATION OF RESOURCES

4.1.      Under the terms of article 1 of Law 12,431, the net resources obtained by the Company with the gain shall be exclusively allocated in the investment projects (including reimbursements, pursuant to Law 12,431), inserted within the scope of the investment plan of the Company (capex), as described in Exhibit I (“Investment Projects”).

Section Five – CHARACTERISTICS OF THE OFFER

5.1.       Placement

5.1.1.    The Debentures shall be subject matter of public distribution with restricted placement efforts under the terms of CVM Instruction 476, under the ruling of best placement efforts (“Restricted Offer”), with intervention of financial institution belonging to the securities system (“Leading Coordinator”), under the terms of the “Public Distribution Agreement, with Restricted Distribution Efforts, of Debentures, Not Convertible into Shares, in Single Series, Unsecured, under the Ruling of Best Placement Efforts, of Ambev S.A.”, entered into between Issuer and the Leading Coordinator on October 26, 2015 (“Distribution Agreement”).

5.1.2.    The target public of the Restricted Offer is composed of professional investors, as defined under the terms of article 9-A of CVM Instruction No. 539, of November 13, 2013, as amended (“CVM Instruction 539” and “Professional Investors”, respectively).

5.1.3.    The Leading Coordinator may access, at most, seventy-five (75) Professional Investors, and the Debentures may be subscribed or purchased by, at most, fifty (50) Professional Investors.

5.1.5.    The placement of the Debentures shall occur according to the procedures of the MDA, administered and operated by CETIP, and according to the distribution plan described in the Distribution Agreement.

5.1.6.    In the event that the Debentures are not fully placed by the Leading Coordinator and/or by the International Placement Agents, the Issue and the Debentures shall be canceled.

5.1.7.    Each Professional Investor shall sign statement certifying, among others, to be aware that: (i) the Restricted Offer has not been registered before the CVM; (ii) the Debentures are subject to the trading restrictions provided in this Deed of Issue and in the applicable regulations, further agreeing, by means of such statement, to provide statement as regards their expressed agreement with all their terms and conditions; and (c) they have conducted their own analysis in relation to the capacity of payment of Issuer.

5.1.8.    No type of discount shall be granted by the Leading Coordinator or by the International Placement Agents to the Professional Investors interested in acquiring Debentures within the scope of the Restricted Offer, and there shall be no early reserves, or establishment of maximum or minimum lots, regardless of the chronological order.

5.1.9.    No liquidity support fund shall be constituted and no liquidity guarantee agreement shall be signed for the Debentures. No agreement of stabilization of prices of the Debentures in the secondary market shall be entered into.

5.2.       Collection of Investment Intents

5.2.1.    The procedure of collection of investment intents organized by the Leading Coordinator and by the International Placement Agents was adopted to establish, with Issuer, the existence of demand for the Debentures and its Remuneration.

5.3.       Term and Form of Subscription and Payment

5.3.1.    With due regard for the satisfaction of the requirements referred to in Section Two above, the Debentures shall be subscribed, at any time, as from the date of commencement of the Restricted Offer, with due regard for the provisions of articles 7-A and 8, paragraph 2, of CVM Instruction 476 and of the Distribution Agreement.

5.3.2.    The Debentures shall be subscribed at their Unit Par Value, in the event of the first subscription and payment of Debentures (“Date of the First Payment”), or at the Unit Par Value, added to the Remuneration (as defined below), in the event of other dates of payment, discounts and premiums allowed (“Subscription Price”).

5.3.2.1. The Debentures shall be paid-in on demand, on the occasion of subscription, in national currency, at the Subscription Price, according to the liquidation rules and procedures established by CETIP.

5.4.       Trade

5.4.1.    The Debentures shall be registered for trade in the secondary market by means of CETIP21. The Debentures may solely be traded among qualified investors as per CVM Instruction 539, article 9-B  subsequently to the lapse of ninety (90) days from each subscription or acquisition by the Professional Investors, with due regard for the provisions of articles 13 and 15 of CVM Instruction 476, and with due regard for the compliance, by Issuer, with article 17 of such instruction, and the trade of Debentures shall always observe the applicable legal and regulatory provisions.

5.5.       Risk Classification Agency

5.5.1.    Moody's Latin America (“Risk Classification Agency”), which attributed local rating “Aaa” to the Debentures, was contracted as risk classification agency.

Section Six – CHARACTERISTICS OF THE ISSUE AND OF THE DEBENTURES

6.1.       Series

6.1.1.    The Issue shall be made in single series.

6.2.       Total Amount of the Issue

6.2.1.    The total amount of the Issue shall be one billion Reais (R$1,000,000,000.00) on the Date of Issue (as defined below) (“Total Amount of the Issue”).

6.3.       Quantity

6.3.1.  One thousand (1,000) Debentures shall be issued.

6.4.       Issue Number

6.4.1.    The Issue represents the first (1st) issue of debentures of Issuer.

6.5.       Liquidator Bank and Bookkeeper

6.5.1.    The liquidator bank of this Issue shall be Itaú Unibanco S.A., financial institution, with its principal place of business in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza Aranha, No. 100, Tower Olavo Setubal, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 60.701.190/0001-04 (“Liquidator Bank”). The bookkeeper of the Debentures shall be Itaú Corretora de Valores S.A., financial institution, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, No. 3,500, 3rd floor - part, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 61.194.353/0001-64 (“Bookkeeper”).

6.6.       Date of Issue

6.6.1.    For all legal effects, the date of issue of the Debentures shall be October 30, 2015 (“Date of Issue”).

6.7.       Unit Par Value

6.7.1.  The unit par value of the Debentures, on the Date of Issue, shall be one million Reais (R$1,000,000.00) (“Unit Par Value”).

6.8.       Form, Convertibility and Evidence of Ownership of Debentures

6.8.1.    The Debentures shall be in the registered and book-entry form, with no issue of share certificates or certificates.

6.8.2.    The Debentures shall not be convertible into shares issued by Issuer.

6.8.3.    For all legal purposes and effects, the ownership of the Debentures shall be evidenced by statement of the deposit account issued by the Bookkeeper. Furthermore, statement in the name of the Debenture Holder issued by CETIP, for the Debentures in electronic custody of CETIP, shall be recognized as evidence of ownership of the Debentures.

6.9.       Type

6.9.1.    The Debentures shall be unsecured, with no in rem or personal guarantees.

6.10.    Term of Effectiveness and Maturity Date

6.10.1.  The Debentures shall be effective for seventy-two (72) months from the Date of Issue (i.e., October 30, 2021) (“Maturity Date”).

6.11.    Amortization

6.11.1.  The amortization of the Unit Par Value of the Debentures shall be made, ordinarily and completely, on the Maturity Date.

6.12.    Update of the Unit Par Value and Remuneration of the Debentures

6.12.1.     There shall be no monetary update of the Unit Par Value of the Debentures.

6.12.2.  As from the Date of the First Payment or from the Remuneration Payment Date (as defined below) immediately prior thereto, as the case may be, up to the date of the actual payment, the Debentures shall be entitled to compensatory interest, applicable to the Unit Par Value, equivalent to 14.476% per year, on a basis of two hundred and fifty-two (252) Business Days as established in Bookbuilding Procedure, calculated pro rata temporis, on a compound capitalization ruling, according to the following formula (“Remuneration”), with due observance of clause 6.12.4 below:

J = Vne x (FatorJuros-1)

Where:

J:         corresponds to the unit amount of the Remuneration accumulated in the period, calculated with eight (8) decimal places, with no rounding, due at the end of each Capitalization Period (as defined below);

Vne: corresponds to the Unit Par Value in the first Capitalization Period (as defined below), or balance of the Unit Par Value in the event of other Capitalization Periods  (as defined below), informed/calculated with eight (8) decimal places, with no rounding;

FatorJuros: interest factor, calculated with nine (9) decimal places, with rounding, ascertained according to the following formula:

Fee (Taxa de Juros) =14.476% per year, with due observance of clause 6.12.4 below.

DP        = number of Business Days of each Capitalization Period, always a round number.

6.12.3. The Remuneration capitalization period (“Capitalization Period”) is, for the first Capitalization Period, the time interval commencing on the Date of the First Payment, ending on the first Remuneration Payment Date (as defined below) and, for the other Capitalization Periods, the time interval commencing on the Remuneration Payment Date (as defined below) immediately prior thereto, ending on the subsequent Remuneration Payment Date (as defined below). Each Capitalization Period succeeds the previous Capitalization Period without interruption, up to the Maturity Date.

6.12.4. In the event the rating of the Debentures be changed by the Risk Classification Agency or by Standard & Poor's and / or Fitch Ratings, if the Risk Classification Agency is replaced as per the terms herein, the Fee (Taxa de Juros), set forth in the formula of clause 6.12.2 above, will change, up or down, according to the rating issued in the latest credit rating report, as indicated in the table below, from the first day of the Capitalization Period immediately after the Capitalization Period in which the change is verified without the need for amendment to this Indenture:

Local Rating[1]			Fee (Taxa de Juros)
Moody’s	S&P	Fitch
Aa1.br or higher	brAA+ or higher	AA+(bra) or higher	14.476
Aa2.br	brAA	AA(bra)	14.870
Aa3.br	brAA-	AA-(bra)	15.190
A1.br or lower	brA+ or lower	A+(bra) or lower	15.647

1 If the Risk Classification Agency be replaced by Standard & Poor's or Fitch Ratings, the credit notes of these agencies should be considered, as indicated in this table, in applying the Fee (Taxa de Juros).

6.12.5. In the event of change in the rating of the Debentures that affects the Fee (taxa de juros) applicable, if the Trustee is informed by the Issuer or any Debenture Holder (with due observance of clause 7.1 (g)) of the change up to the 3rd (third) Business Day prior to the beginning of the next Capitalization Period, the Trustee must send notice to the Debenture Holders, the Issuer and CETIP, in writing, to inform them of the new Fee (taxa de juros) applicable until the 2nd (second) Business Day prior to the beginning of the next Capitalization Period, without the need for amendment to this Indenture. If the Trustee is informed by the Issuer or any Debenture Holder of such change after the 3rd (third) Business Day prior to the beginning of the next Capitalization Period, the applicable Fee (taxa de juros) for the subsequent Capitalization Period shall be the same Fee (taxa de juros) of the prior Capitalization Period without the need of any communication by the Trustee in that regard.

6.13.    Payment of the Remuneration

6.13.1.  The Remuneration shall be paid annually, always in October, being the first payment on October 30, 2016 and the last on the Maturity Date (or on the date it occurs an Event of Early Maturity as described herein) (each one, a “Remuneration Payment Date”).

6.13.2.  The owners of Debentures shall be entitled to the payments of the Remuneration at the end of the Business Day prior to each Remuneration Payment Date provided in this Deed of Issue.

6.14.   Renegotiation

6.14.1.  The Debentures shall not be subject matter of scheduled renegotiation.

6.15.    Optional Acquisition

6.15.1. The optional acquisition of the Debentures shall be made under the terms of article 55, paragraph 3, of the Brazilian Corporations Law, to the extent that does not oppose the regulations issued by the CMN and Law 12,431. On the date of this Deed, the optional acquisition of the Debentures is solely permitted by Law 12,431 (i) as from the twenty-fourth (24th) month from the Date of Issue, or (ii) as it may be regulated by the CMN, in accordance with the statute of limitations provided in article 1, paragraph 1, item II, of Law 12,431. With due regard for the provisions of items "i" and "ii", above, Issuer and/or its related parties may, at their exclusive discretion and at any time, acquire the Debentures (as defined below) (i) for amount equal to or lower than the Unit Par Value, provided that such fact is referred to in the administration report and in the financial statements thereof; or (ii) for amount exceeding the Unit Par Value, provided that the rules issued by the CVM applicable to the subject are observed. The Debentures acquired by Issuer may, at the discretion of Issuer, remain in treasury or be, once again, placed in the market. The Debentures acquired by Issuer to remain in treasury under the terms of this item 6.15.1, if and whenever re-placed in the market, shall be entitled to the same Remuneration applicable to the other Debentures (as defined below). Alternatively, the Debentures acquired by Issuer, under the terms of this item 6.15.1, may be canceled, as it may be regulated by the CMN, in accordance with the statute of limitations provided in article 1, paragraph 1, item II, of Law 12,431.

6.16. Early Redemption

6.16.1. Issuer may, at its exclusive discretion and provided that legally permitted, make, at any time, offer or early redemption, in whole or in part, with consequent cancellation of such Debentures, which shall be addressed to all Debenture Holders, with no distinction, with equal conditions to all Debenture Holders, to accept the early redemption of the Debentures of which they are owners, according to the terms and conditions provided below (“Offer of Early Redemption”)

6.16.2. Issuer shall make the Offer of Early Redemption by means of communication sent to Trustee and, on the same date, by means of publication of notice under the terms of item 6.24 below (“Public Notice of Offer of Early Redemption”), which shall describe the terms and conditions of the Offer of Early Redemption, including (a) whether the Offer of Early Redemption shall be related to part or to the totality of the Debentures; (b) in the event that the Offer of Early Redemption refers to part ofDebentures, the quantity of Debentures subject matter of the Offer of Early Redemption, including the amount, with due regard for the provisions of item 6.16.5 below; (c) whether the Offer of Early Redemption shall be subject to acceptance thereof by a minimum quantity of Debentures; (d) the amount of the early redemption premium, if applicable; (e) the form and term of manifestation by the Debenture Holders to the Issuer that opt for adhering to the Offer of Early Redemption; (f) the actual date for the early redemption and payment of the Debentures indicated by their respective owners that adhere to the Offer of Early Redemption, which shall be the same for all Debentures indicated by their respective owners that adhere to the Offer of Early Redemption and that shall occur within, at least, ten (10) days from the date of publication of the Public Notice of Offer of Early Redemption; and (g) other information necessary for the decision-making by the Debenture Holders and for the implementation of the early redemption of the Debentures indicated by their respective owners that adhere to the Offer of Early Redemption.

6.16.3. Issuer shall (a) on the respective date of conclusion of the term to adhere to the Offer of Early Redemption, confirm to Trustee the respective date of the event; and (b) at least two (2) Business Days in advance from the respective date of the event, communicate the Liquidator Bank, the Bookkeeper and CETIP, the date of the early redemption.

6.16.4. The amount to be paid in relation to each one of the Debentures indicated by their respective owners that adhere to the Offer of Early Redemption shall be equivalent to the outstanding balance of the Unit Par Value, in addition to (a) the Remuneration, calculated pro rata temporis, from the Date of the First Payment or Remuneration Payment Date immediately prior thereto, as the case may be, up to the date of the actual payment; and (b) as the case may be, of early redemption premium offered to the Debenture Holders, at the exclusive discretion of Issuer.

6.16.5. In the event that the quantity of Debentures that have been indicated to adhere to the Offer of Early Redemption is higher than the quantity to which the Optional Offer of Early Redemption has been originally intended, the early redemption shall be made by means of drawing, coordinated by Trustee, the procedure of which shall be established by Issuer in the communication to be submitted. The drawn Debenture Holders shall be informed, in writing, at least, two (2) Business Days in advance, as regards the result of the drawing.

6.16.6. The payment of the Debentures early redeemed by means of Offer of Early Redemption shall be made under the terms of item 6.22 below.

6.16.7. In relation to the Debentures (a) that are in electronic custody of CETIP, the early redemption (in whole or in part) shall occur by means of the procedures established by CETIP, and all stages of such process, such as eligibility of the Debenture Holders, identification, drawing, counting, apportionment and validation of the quantity of Debentures to be early redeemed shall be made without the scope of CETIP; and (b) that are not in electronic custody of CETIP, the early redemption (either in whole or in part) shall be made in accordance with the operational procedures of the Bookkeeper.

6.16.8. On the date of this Deed of Issue, the early redemption of Debentures is not permitted by Law 12,431.

6.17.    Optional Extraordinary Amortization

6.17.1.  The Debentures may be extraordinarily and early amortized, at the discretion of Issuer, in the event that the possibility of extraordinary amortization is regulated by the CMN, and as provided in such regulations, in compliance with the statute of limitations provided in article 1, paragraph 1, item II, of Law 12,431, event in which it shall likewise encompass all Debentures (“Optional Extraordinary Amortization”).

6.17.2.  The Optional Extraordinary Amortization, if permitted and regulated by the CMN, may solely occur by means of publication of communication addressed to the Debenture Holders to be fully disclosed under the terms of this Deed of Issue (“Communication of Optional Extraordinary Amortization”), at least, ten (10) Business Days in advance from the estimated date of implementation of the actual Optional Extraordinary Amortization (“Date of the Optional Extraordinary Amortization”).

6.17.3.  The amount of the Optional Extraordinary Amortization shall be a percentage of the Unit Par Value, limited to 99% (ninety-nive percent) of the balance of the Unit Par Value, in addition to the Remuneration due and unpaid, calculated from the Date of the First Payment or Remuneration Payment Date immediately prior thereto, as applicable, up to the Date of the Optional Extraordinary Amortization (“Amount of the Optional Extraordinary Amortization”).

6.17.4.  The Communication of Optional Extraordinary Amortization shall include: (a) the Date of the Optional Extraordinary Amortization; (b) the percentage of the Unit Par Value that shall be amortized; (c) the Amount of the Optional Extraordinary Amortization; and (d) any other information deemed to be necessary by Issuer for the implementation of the Optional Extraordinary Amortization.

6.17.5.  The Optional Extraordinary Amortization of the Debentures shall adopt the procedures adopted by CETIP.

6.17.6.  CETIP shall be notified by Issuer as regards the Optional Extraordinary Amortization at least two (2) Business Days in advance from the respective estimated date of implementation of the Optional Extraordinary Amortization, by means of forwarding of correspondence in that sense, with copy to Trustee.

6.18.    Early Maturity

6.18.1. The Debentures and all obligations provided in this Deed of Issue shall be deemed to be early matured and the payment of the Unit Par Value of the Debentures shall become immediately enforceable from Issuer, in addition to the Remuneration, calculated pro rata temporis, from the Date of the First Payment, or the last Remuneration Payment Date, as the case may be, up to the date of the actual payment thereof, without prejudice, as the case may be, to the collection of Payment Delay Charges (as defined below), in the occurrence of the events described in items 6.18.2. and 6.18.3. below, with due regard for possible resolution periods, whenever applicable (each one, an “Event of Early Maturity”).

6.18.2. Occurrence of any of the events referred to in this item 6.18.2 shall result in automatic early maturity of the Debentures, regardless of any extrajudicial notice, judicial notification, previous notification to Issuer or inquiry to the Debenture Holders (each one, an “Automatic Event of Early Maturity”):

(a)  default, by Issuer, in relation to any pecuniary obligation due to the Debenture Holders under the terms of this Deed of Issue, on the respective date of payment, not resolved within two (2) Business Days from the date of the respective default;

(b)  assignment, promise of assignment or any form of transfer or promise of transfer to third parties, in whole or in part, by Issuer, of any of the obligations thereof under the terms of this Deed of Issue, except if previously authorized by Debenture Holders, in General Meeting of Debenture Holders (as defined below), representing ninety percent (90%) of the Outstanding Debentures plus one Debenture;

(c)  liquidation, dissolution or extinguishment of Issuer, except if the liquidation, dissolution and/or extinguishment results from a corporate operation that does not constitute a Non Automatic Event of Early Maturity, under the terms permitted by item 6.18.3. below;

(d)  (i) adjudication of bankruptcy of Issuer and/or of any Relevant Affiliate (as defined below); (ii) request for self-bankruptcy filed by Issuer and/or by any Relevant Affiliate (as defined below); (iii) request for bankruptcy of Issuer and/or of any Relevant Affiliate (as defined below), filed by third parties, not suppressed within the legal term; or (iv) request for court-supervised reorganization or of out-of-court reorganization of Issuer and/or of any Relevant Affiliate (as defined below), regardless of granting of the respective request; and

(e)  transformation of the corporate type of Issuer so Issuer is no longer a joint stock company, under the terms of article 220 of the Brazilian Corporations Law.

6.18.3   In the occurrence of any of the events indicated in this item 6.18.3 not resolved with the resolution period, whenever applicable, Trustee shall call General Meeting of Debenture Holders (as defined below), as provided in Section Nine below, within five (5) Business Days from the date on which Trustee acknowledges the Non Automatic Event of Early Maturity (as defined below) or from the date Trustee is informed in that sense by any of the Debenture Holders or by Issuer, to decide upon possible non adjudication of early maturity of the Debentures, with due regard for the provisions of the items below (each one, a “Non Automatic Event of Early Maturity”):

(a)  default, by Issuer, in relation to any non pecuniary obligation provided in this Deed of Issue, not resolved within the period of sixty (60) days from the date on which Issuer acknowledges the respective default, and the term provided in this item shall not be applicable to the obligations for which the specific resolution period has been established or for any of the other Events of Early Maturity;

(b) occurrence of default or event of default by Issuer or by any Relevant Affiliate (as defined below), which has not been resolved in the respective resolution periods, as applicable, in any agreement, instrument or document evidencing Indebtedness (as defined below), outstanding and not resolved, in amount equal to or higher than one hundred and fifty million U.S. Dollars (US$150,000,000.00) or its equivalent in other currencies, provided that such default or event of default results in the actual early maturity of the said Indebtedness;

(c)  reduction of capital of Issuer, except if (i) previously authorized by Debenture Holders, in General Meeting of Debenture Holders (as defined below), representing, at least, the majority of the Outstanding Debentures  (as defined below), as provided in article 174, paragraph 3, of the Brazilian Corporations Law; or (ii) the reduction is implemented with the purpose of absorbing accrued losses;

(d)  change of the business purpose of Issuer, as provided in its articles of incorporation in effect on the Date of Issue, provided that, as a result thereof, Issuer is no longer able to develop the Investment Projects;

(e)  evidence that any of the representations provided by Issuer in this Deed of Issue is untrue or incorrect in any relevant aspect;

(f)   noncompliance, by Issuer, with obligation provided in any final and unappealable judicial decision and/or any final arbitration award, not subject to appeal, against Issuer, which causes a Relevant Adverse Effect (as defined below), except if such obligation is guaranteed by sufficient assets of Issuer, performance bond or letter of guarantee, provided that such guarantee is accepted by the competent court or within the scope of the arbitration proceeding; or

(g)  spin-off, consolidation, merger (solely whenever Issuer is the merged company) or merger of shares (solely whenever the shares issued by Issuer are merged) of Issuer, provided that the said operation results in the downgrading, in 2 (two) or more notches, of the risk classification (rating) of the Debentures in relation to the latest report disclosed by the Risk Classification Agency, under the terms of this Deed of Issue, except: (i) if previously authorized by Debenture Holders, in General Meeting of Debenture Holders (as defined below), representing 2/3 (two-thirds) of the Outstanding Debentures (as defined below); or (ii) if the redemption of the Debentures of which they are owners, by means of the payment of the Unit Par Value, or its balance, in addition to the applicable Remuneration, calculated pro rata temporis from the Date of the First Payment or applicable Remuneration Payment Date immediately prior thereto, as the case may be, up to the date of the actual payment has been guaranteed to the Debenture Holders that intend so, during the period of, at least, six (6) months from the date of publication of the minutes of the corporate acts related to the operation; or (iii) if, in relation to the spin-off, consolidation or merger (including merger of shares), the company that receives the transferred equity (in the case of spin-off), successor (in the case of consolidation or merger) or that merges the shares (in the case of merger of shares) is controlled, directly or indirectly, by company belonging to the economic group of Issuer; and

(h)  cancellation of the registration of the Debentures with CETIP and failure to obtain, within thirty (30) days, new registration(s) with another(other) entity(ies) acting in the market that permits custody and trade of the Debentures.

6.18.4.  In the occurrence of any of the Non Automatic Events of Early Maturity provided in item 6.18.3 above, Trustee shall, including for purposes of the provisions of items 8.10 and 8.10.1 below, call, within at most five (5) Business Days from the date on which Trustee verifies their occurrence, General Meeting of Debenture Holders (as defined below), to be held within the period of time established in Section Nine below.

6.18.4.1.       With due observance of the quoruns set forth in clause 6.18.4.2 below, if, in the said General Meeting of Debenture Holders (as defined below), Debenture Holders decide to refrain from taking into consideration the early maturity of the obligations resulting from the Debentures, or, further, if the works of the said General Meeting of Debenture Holders (as defined below) were suspended for subsequent date, Trustee shall not declare the early maturity of the obligations resulting from the Debentures; otherwise, or in the event that the General Meeting of Debenture Holders (as defined below) is not held, on second call, Trustee shall immediately declare the early maturity of the obligations resulting from the Debentures, by immediately forwarding notification to Issuer in that sense.

6.18.4.2.       For the purpose of clauses 6.18.4 and 6.18.4.1 above, the decision of the Debenture Holders of not considering that an Event of Early Maturity has occurred, shall be subject to approval by Debenture Holders representing, (i) ninety percent (90%) of the Outstanding Debentures plus one Debenture, in relation to Events of Non Automatic Maturity described in items (a), (b), (e), (f) and (h) of clause 6.18.3 above; and (iii) two thirds (2/3) of the Outstanding Debentures, in relation to Events of Non Automatic Maturity described in items (c), (d) and (g) above of clause 6.18.3 above.

6.18.5.  In the event of declaration of the early maturity of the obligations resulting from the Debentures, Issuer agrees to redeem the totality of the Debentures, with  consequent cancellation thereof, by the payment of the Unit Par Value of the Debentures, in addition to the applicable Remuneration, calculated pro rata temporis from the Date of the First Payment or the applicable Remuneration Payment Date, immediately prior thereto, as the case may be, up to the date of the actual payment, without prejudice to the payment of Payment Delay Charges (as defined below), as the case may be, and of any other amounts possibly due by Issuer under the terms of this Deed of Issue, within up to five (5) Business Days from the date of the declaration of early maturity.

6.18.6.  Trustee shall communicate CETIP as regards the payment referred to in item 6.18.5 above, at least, two (2) Business Days in advance.

6.18.7.  For purposes of this Deed of Issue:

(a)  “Affiliate” means any company in which Issuer (i) is, directly or indirectly, holder of more than fifty-one percent (51%) of the outstanding securities entitled to vote; and (ii) has powers to elect the majority of the members of the board of directors or other administration bodies;

(b) “Relevant Affiliate” means, at any time, an Affiliate with which the proportional share interest of Issuer (including any indirect share interests by means of other Affiliates) in the total and consolidated assets of Affiliate (subsequently to exclusions as a result of the merger) exceeds ten percent (10%) of the total consolidated assets of Issuer at the end of the last ended financial year, under the terms of the accounting practices adopted in Brazil;

(c)  “Relevant Adverse Effect” means any event or situation that causes any relevant adverse effect in the situation (financial or of another nature), in the businesses, in the assets, in the operational results and/or in the perspectives of Issuer that impacts, adversely and relevantly, the capacity of Issuer to comply with any of its obligations under the terms of this Deed of Issue; and

(d)  “Indebtedness” means, in relation to any person, any amount due (either directly related to an obligation or, indirectly, by means of a warranty provided by such person) as a result of (i) agreement or instrument involving or representing a loan in national currency; (ii) conditional sale or transfer with co-obligation or with repurchase obligation; or (iii) lease with substantially the same economic effects of the agreements or instruments described above and that, according to the accounting practices adopted in Brazil, would constitute a financial leasing; with due regard, however, for the fact that, as used in item 6.18.3. above, item (e), “Indebtedness” shall  not encompass any payment made by Issuer on behalf of a Relevant Affiliate, related to any Indebtedness of such Relevant Affiliate that becomes immediately due and enforceable as a result of a default of such Relevant Affiliate, by operation of a warranty or similar instrument provided by Issuer in relation to such Indebtedness, provided that such payment is made within five (5) Business Days from the date of notification to Issuer that such payment is due within the scope of such warranty or similar instrument.

6.19.    Payment Delay Fine and Interest

6.19.1.  Without prejudice to the Remuneration, in the event of delay of payment, by Issuer, of any amount due to the Debenture Holders, the debits in delay that are overdue and unpaid by Issuer, including, without limitation, the payment of the Remuneration due under the terms of this Deed of Issue, shall be subject, regardless of notice, notification or judicial or extrajudicial notification, (I) to conventional, irreducible and non compensatory fine of two percent (2%) and (ii) to payment delay interest of one percent (1%) per month, calculated pro rata temporis from the date of default up to the date of the actual payment (“Payment Delay Charges”).

6.20.    Delay to Receive Payments

6.20.1.  Without prejudice to the provisions of item 6.19. above, failure, by the Debenture Holder, to receive the amount corresponding to any of the pecuniary obligations of Issuer, on the dates provided in this Deed of Issue, or in communication published by Issuer, shall not entitle the Debenture Holder to receive the Remuneration of the Debentures and/or Payment Delay Charges as from the date on which the corresponding amount is made available by Issuer to the Debenture Holder, however, the rights acquired up to such date shall be guaranteed thereto.

6.21.    Immunity or Exemption of Debenture Holders

6.21.1.  In the event that any Debenture Holder has any type of tax immunity or exemption other than the immunity or exemption provided in Law 12,431, such Debenture Holder shall forward to the Liquidator Bank, within, at least, ten (10) Business Days prior to the estimated date for receipt of amounts related to the Debentures, documentation evidencing such tax immunity or exemption, under penalty of having the amounts due deducted from its revenues, under the terms of the tax legislation in effect.

6.21.2.  In the event that the Debentures have no longer the tax treatment provided in article 1 of Law 12,431 or in the event of any withholding of taxes in relation to the revenues of the Debentures, as a result of failure, by Issuer, to satisfy the requirements established in the said law during the term of effectiveness of the Debentures and up to the Maturity Date, Issuer shall be responsible for all taxes that may be due by the Debenture Holders, and Issuer shall add to such payments sufficient additional amounts so the Debenture Holders receive such payments as if the said amounts were not applicable.

6.21.3.  Under the terms of Law 12,431, the revenues earned by the Debentures are subject to the reduced income tax rate, even in the event that the resources gained in the Restricted Offer are not allocated pursuant to this Deed of Issue.

6.22.    Form and Place of Payment

6.22.1.  The payments to which the Debentures are entitled shall be made by Issuer adopting the procedures adopted by CETIP, as applicable. The Debentures that are not in custody of CETIP shall have their payments made by the Issuer (a) by the Bookkeeper of the Debentures; or (b) in relation to the payments that may not be made by means of the Bookkeeper, at the head office of Issuer, as the case may be.

6.23.    Extension of the Terms

6.23.1.  The terms related to the payment of any obligation provided in and resulting from this Deed of Issue shall be deemed to be extended in the event that the maturity coincides with a national holiday, Saturday or Sunday, with no increase of the amounts to be paid. For purposes of this Deed of Issue, “Business Day” shall be deemed to be any day other than Saturdays, Sundays or national holidays.

6.24.    Publicity

6.24.1.  The corporate acts of Issuer shall be published in the newspapers usually used by Issuer, as follows: the (i) Official Gazette of the State of São Paulo (DOESP); and (ii) newspaper “Valor Econômico”. Notwithstanding, all publications related to the Issue or involving interests of the Debenture Holders, with exception of corporate acts, shall be compulsorily communicated by means of notices or announcements, in the (i) Official Gazette of the State of São Paulo (DOESP) and in  the (ii) newspaper “Valor Econômico”, and in the event that Issuer changes its newspaper of publication subsequently to the Date of Issue, Issuer shall send notification to Trustee and publish a notice in the newspaper to be substituted, communicating the parties as regards the substitution and informing the new publication vehicle.

Section Seven – ADDITIONAL OBLIGATIONS OF ISSUER

7.1.      Without prejudice to the other obligations provided in this Deed of Issue, Issuer further agrees to:

(a)  make available at its worldwide computer network and at the website of the CVM, within the period of time legally established:

(i)      the financial statements of Issuer related to the financial year ended, in addition to opinion from the independent auditors (“Independent Auditors”) in relation to the respective financial year, prepared according to the Brazilian Corporations Law and to the rules issued by the CVM;

(ii)     the periodical and occasional information inherent to CVM Instruction No. 480, of December 7, 2009 (“CVM Instruction 480”);

(b) provide to Trustee:

(i)    within up to fifteen (15) days from the availability of the documents referred to in item 7.1 (a) (i) above, statement from Executive Officer appointed according to the Articles of Incorporation of Issuer certifying the non occurrence of any Event of Early Maturity and the nonexistence of noncompliance with obligations of Issuer before the Debenture Holders;

(ii)   within, at most, fifteen (15) days from the respective request, any relevant information that may be reasonably requested therefrom, of interest of the Debenture Holders;

(c)  maintain always updated, at its expense, its registration of publicly-held company with the CVM, under the terms of the applicable regulations;

(d)  observe the provisions of CVM Instruction 358;

(e)  maintain in appropriate operation a body to efficiently support the Debenture Holders, being entitled, for such purpose, to use the structure and bodies intended to support its shareholders, or engage financial institutions authorized to provide such service;

(f)   inform Trustee, within up to three (3) Business Days, as regards the occurrence of any event provided in item 6.18 of this Deed of Issue;

(g)  (i) annually update, as from the date of issue of the latest report, up to the Maturity Date, the risk classification report prepared, (ii) disclose or allow that the Risk Classification Agency fully disclose to the market the reports with the precedents of the risk classifications, (iii) deliver to Trustee the risk classification reports prepared by the Risk Classification Agency within up to five (5) Business Days from the date of receipt thereof by Issuer and (iv) communicate Trustee, within up to five (5) Business Days, any change in the risk classification from the date of the receipt thereof by Issuer; with due regard for the fact that, in the event that the Risk Classification Agency contracted ceases its activities in Brazil or, for any reason, is or becomes hindered from issuing the risk classification of the Debentures, Issuer shall, at its exclusive discretion, (i) engage another Risk Classification Agency, with no need of approval from the Debenture Holders, agreeing to notify Trustee, provided that such Risk Classification Agency is Standard & Poor's, Fitch Ratings or Moody's Latina America or (ii) in the event that the risk classification agency is not among those indicated in item (i) above, within up to fifteen (15) Business Days from the on which Issuer acknowledges the event, notify Trustee so Trustee calls a General Meeting of Debenture Holders, which shall decide upon the substitute risk classification agency;

(h)  comply with all main and accessory obligations assumed under the terms of this Deed of Issue, including as regards the allocation of the resources gained by means of the Issue;

(i)   maintain contracted during the term of effectiveness of the Debentures, at the expense thereof, the Liquidator Bank, the Bookkeeper, the Risk Classification Agency (rating) for the Debentures, Trustee and CETIP, for the systems of distribution of the Debentures in the primary market (MDA) and availability of the system of trade in the secondary market (CETIP21);

(j)   prepare year-end financial statements and, as the case may be, consolidated statements, in accordance with the Brazilian Corporations Law and with the rules issued by the CVM;

(k)  submit its financial statements to audit, by independent auditor registered with the CVM;

(l)   disclose its financial statements, followed by explanatory notes and opinion from the independent auditors, on its worldwide computer network page, within three (3) months from the closing of the financial year;

(m) maintain the documents referred to in item (l) above on its worldwide computer network page for a period of three (3) years;

(n)  maintain valid and regular, during the entire term of effectiveness of the Debentures and provided that there are Outstanding Debentures (as defined below), the representations presented in this Deed of Issue, in relation to the dates on which they were provided, as applicable;

(o) notify Trustee, within up to three (3) Business Days, as regards the call notice, by Issuer, to any General Meeting of Debenture Holders (as defined below);

(p) attend, by means of its representatives, the General Meetings of Debenture Holders, whenever requested;

(q)  comply with the laws, regulations, administrative rules and determinations from the governmental bodies, independent governmental agencies or judicial jurisdictions applicable to the exercise of its activities, including environmental laws, regulations and rules, with exception of (a) those inquired in good faith within the administrative and/or judicial scope; or (b) those noncompliance with which does not give rise to a Relevant Adverse Effect; and

(r)   maintain always valid, effective and in full force, all licenses, authorizations, permissions and permits, including those related to the environment, applicable to the exercise of its activities, with exception of (a) those inquired in good faith within the administrative and/or judicial scope; or (b) those under the process of being obtained or renewed; or (c) those noncompliance with which does not give rise to a Relevant Adverse Effect; and

(s)  maintain appropriate insurance for its relevant goods and assets, according to policies currently adopted by Issuer.

Section Eight – TRUSTEE

8.1.      Issuer names and appoints as Trustee of the Issue, SIMPLIFIC PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., which hereby  accepts the appointment to, under the terms of the law and of this Deed of Issue, represent before Issuer the interests of the community of the Debenture Holders.

8.2.      Trustee, appointed in this Deed of Issue, represents that:

(a)  Trustee accepts the function for which Trustee has been appointed, fully assuming the duties and attributions provided in specific legislation and in this Deed of Issue;

(b) Trustee fully accepts this Deed of Issue, all its Sections and conditions;

(c)  Trustee is duly authorized to enter into this Deed of Issue and to comply with its obligations provided herein, and all legal requirements and requirements according to the Articles of Incorporation necessary for so have been satisfied;

(d)  the signature of this Deed of Issue and compliance with its obligations provided herein do not infringe any obligation previously assumed by Trustee;

(e)  Trustee has no legal impediments, according to paragraph 3 of article 66, of the Brazilian Corporations Law, to exercise the function that is attributed thereto;

(f)   Trustee is not classified in any of the situations of conflict of interest provided in article 10 of CVM Instruction 28;

(g)  Trustee has no relations with Issuer that hinder Trustee from exercising its functions;

(h)  Trustee is aware of the provisions of BACEN Circular No. 1,832, of October 31, 1990;

(i)   Trustee has verified the veracity of the information provided in this Deed of Issue, on the Date of Issue, according to information and documents made available by Issuer;

(j)   the representatives that sign this Deed of Issue have sufficient powers for so;

(k)  this Deed of Issue constitutes legal, valid, effective and binding obligation of Trustee, enforceable according to its terms and conditions, valid as extrajudicial enforcement instrument under the terms of article 585 of the Brazilian Code of Civil Procedure; and

(l)   on the date of signature of this Deed of Issue, according to schedule forwarded by Issuer, Trustee has identified that there are no other issues of debentures, either public or private, made by Issuer and/or by associate company, affiliate, holding company or company belonging to the same group of Issuer in which it acts as trustee.

8.3.      Trustee shall exercise its functions as from the date of signature of this Deed of Issue, agreeing to remain in the exercise of its functions up to the Maturity Date, or up to its actual substitution or, in the event that there are obligations to be fulfilled by Issuer under the terms of this Deed of Issue subsequently to the Maturity Date, up to the occasion on which all obligations of Issuer under the terms of this Deed of Issue have been fully fulfilled.

8.4.      Issuer shall pay to Trustee, as fees for the service of Trustee, four-month period installments, in arrears, of three thousand, five hundred Reais (R$3,500.00), the first of which being due 120 days subsequently to the signature of the Deed of Issue and, the others, on the same dates of the subsequent four-month periods. Therefore, the last installment shall be paid two months prior to the Maturity Date. The Invoices shall be presented in the beginning of each four-month period, i.e., 120 days in advance from the dates of payments. The four-month period installments shall be due up to the full liquidation of the Debentures in the event that they are not liquidated on the Maturity Date.

8.4.1.    In the event of default in relation to the payment of the Debentures or restructuring of the conditions of the Debentures subsequently to the Issue or attendance in meetings or conference calls, as well as fulfillment of extraordinary requests, the amount of five hundred Reais (R$500,00) shall be further due to Trustee per hour-worker of work dedicated to such facts, as well as (i) to attendance at formal meetings with Issuer and/or with Debenture Holders; and (ii) to the implementation of the consequent decisions taken on such occasions, paid within thirty (30) days subsequently to the evidence of delivery, by Trustee, of "hourly report" to Issuer. Restructuring of debentures means the events related to the change (i) of the terms for payment and (ii) of the conditions related to any Event of Early Maturity. The events related to amortization or redemption of Debentures are not deemed to be restructuring thereof.

8.4.2.    The installments referred to above shall be updated by the National Extended Consumer Price Index - IPCA ("IPCA"), as from the Date of Issue, or, in the absence thereof, by the index that may substitute it.

8.4.3.    The installments shall be added to (i) Tax on Services of Any Nature (ISS) (ii) Social Integration Program (PIS); (iii) Social Security Financing Contribution (COFINS) and (iv) any other taxes that may be applicable to the remuneration of Trustee, with exception of IRRF and CSLL, at the rates in effect on the dates of each payment.

8.4.4.    The services provided in this Deed of Issue are the services described in CVM Instruction 28 and in the Brazilian Corporations Law.

8.4.5.    Trustee shall be reimbursed by the Company for all expenses that are evidently incurred thereby to protect the rights and interests of the Debenture Holders or to realize the credits thereof, within thirty (30) days from the delivery of the evidentiary documents, which shall, whenever possible, be previously approved by Issuer and shall encompass, among others, the following:

(a)  publication of reports, call notices, notices and notifications, as provided in this Deed of Issue, and others that may be required by the applicable regulations;

(b) expenses with copies, digitalization, forwarding of documents;

(c)  extraction of updated certificates from civil distributors, from the Public Treasury Lower Courts, Protest Offices, Labor Lower Courts, Federal Justice Lower Courts and from the Office of the Attorney-General of the National Treasury of the jurisdiction of the head office of Issuer, if they have been previously requested from Issuer and have not been delivered within thirty (30) consecutive days;

(d)  conference calls and telephone contacts;

(e)  expenses with travels, transportation, accommodation and meals, whenever such expenses are necessary for the performance of the functions of Trustee;

(f)   expenses with experts, such as legal or accounting counseling to Trustee in the event of default in relation to the Debentures; and

(g)  possible additional special or investigation surveys that may be justifiably necessary, in the event of omissions and/or obscurities in the information inherent to the strict interests of the Debenture Holders.

8.4.5.1. Any expenses, deposits and court costs, as well as indemnifications, resulting from lawsuits filed against Trustee resulting from the exercise of its function or from its activity in defense of the structure of the Issue, shall be borne by the Debenture Holders. Such expenses include fees of counsel to defend Trustee and shall be likewise paid in advance by the Debenture Holders and reimbursed by Issuer.

8.4.6.    In the event of default of Issuer, all expenses that may be incurred by Trustee to protect the interests of the Debenture Holders shall be previously approved and paid in advance by the Debenture Holders, and subsequently, reimbursed by Issuer, within up to thirty (30) days. Such expenses include disbursements with fees of counsel, including of third parties, deposits, indemnifications, court costs and fees related to lawsuits filed by Trustee, provided that related to the resolution of the default, as long as representative of the Debenture Holders. Possible expenses, deposits and court costs resulting from loss of judicial lawsuits shall be likewise borne by the Debenture Holders, as well as the remuneration and the reimbursable expenses of Trustee, in the event that Issuer remains in default in relation to the payment thereof for a period exceeding ten (10) consecutive days.

8.4.7. In the event of delay of payment of any amount due, the debits in delay shall be subject to contractual fine of two percent (2%) of the amount of the debit, and to payment delay interest of one percent (1%) per month, and the amount of the debit in delay shall be subject to monetary update by the IPCA, applicable from the date of default up to the date of the actual payment, calculated pro rata die.

8.5. In addition to others provided in law, in normative act of the CVM or in this Deed of Issue, the following constitute duties and attributions of Trustee:

(a)  protect the rights and interests of the Debenture Holders, adopting, in the exercise of its function, the care and diligence usually adopted by all active and diligent individuals in the administration of their own assets;

(b) resign from its function in the event of supervening conflicts of interest or of any other type of inability;

(c)  maintain in good safekeeping the entire bookkeeping, correspondence and other documents related to the exercise of its functions;

(d)  verify, on the occasion of accepting the function, the veracity of the information provided in this Deed of Issue, providing that the omissions, faults or defects that are acknowledged thereby be resolved;

(e)  promote, in the competent bodies, in the event that Issuer fails to do so, the registration of this Deed of Issue and respective amendments with JUCESP, resolving the faults and irregularities possibly existing therein, and, in that event, the registrar shall notify the administration Issuer so it provides thereto the necessary indications and documents;

(f)   follow-up compliance with the periodicity in the provision of the compulsory information, warning the Debenture Holders as regards any omissions or untruths provided in such information;

(g)  request, at the expense of Issuer, whenever deemed to be necessary thereby for full performance of its functions, and provided that justifiably, certificates that are within the updated term of effectiveness, from the civil distributors, from the Public Treasury Lower Courts, Protest Offices, Labor Lower Courts, Federal Justice Lower Courts and from the Office of the Attorney General of the National Treasury of the jurisdiction of the head office of Issuer, which shall be presented within up to thirty (30) consecutive days from the date of request;

(h)  request, whenever deemed to be necessary thereby, at the expense of Issuer and provided that justifiably, extraordinary audit at Issuer;

(i)   call, under the terms of this Deed of Issue, the General Meeting of Debenture Holders (as defined below), by means of notice published, at least on three (3) occasions, at the press bodies in which Issuer shall make its publications, at the expense thereof;

(j)   attend the General Meeting of Debenture Holders (as defined below) to provide the information that are requested therefrom;

(k)  prepare annual reports intended to the Debenture Holders, under the terms of letter (b) of paragraph 1 of article 68 of the Brazilian Corporations Law, related to the financial years of Issuer, which shall contain, at least, the following information:

(i)   any omission or inveracity that has been acknowledged thereby, contained in the information disclosed by Issuer or, further, default or delay in the compulsory provision of information by Issuer;

(ii)  amendments to articles of incorporation occurred in the period;

(iii) comments on the financial statements of Issuer, with focus on the economic and financial indicators and on its capital structure;

(iv) position of the distribution or placement of the Debentures in the market;

(v)  redemption, amortization, conversion and payment of interest of the Debentures made in the period, as applicable, as well as acquisitions and sales of Debentures made by Issuer;

(vi) follow-up the allocation of the resources gained by means of the issue of Debentures, according to the data obtained from the administrators of Issuer;

(vii)        list of assets and amounts delivered to the administration of Trustee;

(viii)       compliance with other obligations assumed by Issuer in this Deed of Issue;

(ix) existence of other issues of debentures, public or private, made by associate company, affiliate, holding company or company belonging to the same group of issuer in which it has acted as trustee in the period, as well as the following data in relation to such issues:

a.            name of Issuer;

b.            amount of the issue;

c.            number of debentures issued;

d.            type;

e.            maturity of the debentures;

f.             type and amount of the assets granted in guarantee and  name of guarantors; and

g.            events of redemption, amortization, conversion, renegotiation and default in the period;

(l)   statement on its ability to remain exercising the function of trustee of the Issue;

(m)   disclose the information referred to in sub-item (i) of item (k) above on its worldwide computer network page as soon as such information are acknowledged thereby;

(n)  make available the report referred to in item (k) to the Debenture Holders within, at most, four (4) months from the closing of the financial year of Issuer. The report shall be available, at least, at the following locations:

(i)   at the head office of Issuer;

(ii)  at the head office of Trustee;

(iii) at the CVM;

(iv) at CETIP; and

(v)  at the head office of the Leading Coordinator.

(o) publish, at the expense of Issuer, at the press bodies in which Issuer shall make its publications, notice communicating the Debenture Holders that the report is available at the locations indicated in the previous item;

(p) maintain updated the list of Debenture Holders and their addresses, by means of request for information from Issuer, from the Liquidator Bank, from the Bookkeeper and from CETIP, and, for purposes of compliance with the provisions of this item, Issuer and the Debenture Holders, by means of subscription payment) of the Debentures by the Debenture Holders, hereby expressly authorize CETIP, the Liquidator Bank and the Bookkeeper to satisfy any requests made by Trustee, including in relation to disclosure, at any time, of the position of ownership of the Debentures;

(q)  inspect compliance with the sections provided in this Deed of Issue and all those imposing positive and negative covenants;

(r)   notify the Debenture Holders, individually, within at most two (2) Business Days from the date on which the event of any default by Issuer in relation to obligations assumed in this Deed of Issue has been acknowledged thereby, indicating the location at which it shall provide further information to those interested; communication with equal contents shall be sent to the CVM and to CETIP; and

(s)  issue opinion on the sufficiency of information provided in any proposals for changes in the conditions of the Debentures.

8.6. Trustee shall not be required to conduct any verification of veracity in the corporate resolutions and in acts of the administration of Issuer or, further, in any document or registration deemed to be authentic thereby, with exception of verification of the regular constitution of the said documents, as provided in CVM Instruction 28, and that have been forwarded thereto by Issuer or by third parties at the request thereof, to ground its decisions based thereupon. Furthermore, in no event shall Trustee be responsible for preparing such documents, which shall remain legal and regulatory obligation of Issuer, under the terms of the applicable legislation.

8.7. Trustee shall not be responsible for verifying the sufficiency, validness, quality, veracity or completeness of the technical and financial information provided in any document that is forwarded thereto with the purpose of informing, complementing, clarifying, rectifying or ratifying the information of this Deed of Issue and of the other transaction documents.

8.8. The acts or statements of Trustee that give rise to responsibility for the Debenture Holders and/or exempt third parties from obligations in relation thereto, as well as those related to the due compliance with the obligations assumed in this Deed of Issue, shall solely be valid whenever previously decided by the Debenture Holders gathered in General Meeting of Debenture Holders (as defined below).

8.9. Trustee shall not issue any type of opinion or make any judgment on the orientation in relation to any fact the decision of which is responsibility of the Debenture Holders, agreeing to solely act in accordance with the instructions that are transmitted thereto by the Debenture Holders. In that sense, Trustee has no responsibilities in relation to the result or to the legal effects resulting from strict compliance with the orientations from the Debenture Holders transmitted thereto and reproduced before Issuer, regardless of possible losses that may be caused to the Debenture Holders or to Issuer. The activities of Trustee shall be limited to the scope of CVM Instruction 28, and of the applicable articles of the Brazilian Corporations Law, and Trustee shall be exempt, under any form or pretext, from any further responsibility that has not resulted the applicable legislation.

8.10. Trustee shall take advantage of any judicial or extrajudicial proceedings against Issuer to protect and defend the interests of the community of Debenture Holders in the realization of the credits thereof, agreeing, in the event of default of Issuer, to:

(a)  declare the Debentures early matured and charge their principal and accessories, with due regard for the conditions of this Deed of Issue;

(b) request for bankruptcy of Issuer;

(c)  adopt all measures necessary to realize the credits of the Debenture Holders; and

(d)  represent the Debenture Holders in bankruptcy proceeding, court-supervised and out-of-court reorganization, intervention or liquidation of Issuer.

8.10.1. Trustee, with due regard for the provisions of item 6.18 of this Deed of Issue, shall solely be exempt from the responsibility for not adopting the measures  contemplated in item 8.10 above in the event that the General Meeting of Debenture Holders (as defined below) authorizes in that sense by unanimous vote of the owners of Outstanding Debentures (as defined below), and, in the occurrence of the event referred to in item (d) above, resolution of the majority of the Outstanding Debentures (as defined below) shall be sufficient, under the terms of the provisions of item 6.18 above.

8.11. In the events of temporary absence or impediments, resignation, liquidation, dissolution or extinguishment, or any other event of vacancy in the function of trustee of the Issue, General Meeting of Debenture Holders (as defined below) shall be held within, at most, thirty (30) consecutive days from the event that determines it, to select, with due regard for the provisions of item 8.11.3 below, the new trustee of the Issue, which may be called by the Trustee to be substituted, by Issuer, by owners of Debentures representing, at least, ten percent (10%) of the Outstanding Debentures (as defined below), or by the CVM. In the event that the call notice is not made up to fifteen (15) days prior to the end of the period of time referred to above, Issuer shall do so, and the CVM may appoint temporary substitute, as long as the process of selecting the new trustee of the Issue has not been not concluded. The substitution shall not result in remuneration to the new Trustee exceeding the remuneration agreed upon herein.

8.11.1. In the event that Trustee is no longer able to remain exercising its functions as a result of circumstances supervening this Deed of Issue, Trustee shall immediately communicate such fact to Issuer and to the Debenture Holders, requesting for its substitution.

8.11.2. The Debenture Holders, subsequently to the end of the period of time for the subscription and payment of the totality of the Debentures, with due regard for the provisions of item 8.11.3 below, may proceed with the substitution of Trustee and with the appointment of the substitute thereof, in General Meeting of Debenture Holders specifically called for such purpose.

8.11.3. In the event of actual substitution of Trustee, the substitute shall receive the same remuneration paid to Trustee in all its terms and conditions, and the first annual installment due to the substitute shall be calculated pro rata temporis, as from the date of commencement of the exercise of its function as trustee of the Issue. Such remuneration may be modified by mutual agreement between Issuer and the substitute trustee, provided that previously approved by the General Meeting of Debenture Holders (as defined below).

8.11.4. In any event, the substitution of Trustee shall be subject to previous communication to the CVM and to compliance with the requirements provided in CVM Instruction 28 and any applicable subsequent rules.

8.11.5. The substitution of Trustee on a permanent basis shall be subject matter of amendment to the Deed of Issue, which shall be registered under the terms of item 2.5 above.

8.11.5.1 The substitute Trustee shall, immediately subsequently to its appointment, communicate its appointment to the Debenture Holders in the form of notice under the terms of item 6.24. above.

8.11.6. The rules and provisions related to the substitution of Trustee established by acts of the CVM shall be applicable to the events of substitution of Trustee.

Section Nine – GENERAL MEETING OF DEBENTURE HOLDERS

9.1. The Debenture Holders may, at any time, gather in general meeting, according to the provisions of article 71 of the Brazilian Corporations Law, to decide upon issues of interest of the community of the Debenture Holders (“General Meeting of Debenture Holders”).

9.2. The General Meeting of Debenture Holders may be called by Trustee, by Issuer or by owners of Debentures representing, at least, ten percent (10%) of the Outstanding Debentures (as defined below), or by the CVM.

9.3. The provisions of the Brazilian Corporations Law related to general shareholders' meetings shall be applicable to the General Meeting of Debenture Holders, as applicable.

9.4. The General Meetings of Debenture Holders shall be called, on first call, at least fifteen (15) consecutive days in advance.

9.5. The General Meeting of Debenture Holders, on second call, may solely be held within, at least, eight (8) consecutive days subsequently to the date scheduled to hold the General Meeting of Debenture Holders on first call.

9.6. The General Meeting of Debenture Holders shall be held, on first call, with the presence of owners of Debentures representing, at least, half of the Outstanding Debentures (as defined below) and, on second call, with any number.

9.7. Each Debenture shall be entitled to one vote in the General Meetings of Debenture Holders, and attorneys-in-fact may be constituted, owners of Debentures or not.

9.8. Solely for purpose of establishing quorums to open the meeting and take resolutions, according to this Section Nine, “Outstanding Debentures” means the Debentures subscribed and paid-in and not redeemd, with exclusion of those owned (a) by Issuer; (b) by shareholders of Issuer; and (c) by administrators of Issuer, including spouses and relatives up to the second (2nd) degree. For other purposes of this Deed of Issue, “Outstanding Debentures” means all Debentures subscribed and paid-in and not redeemed, with exclusion of those belonging to Issuer.

9.9. Legal representatives of Issuer shall be entitled to be present at the General Meetings of Debenture Holders, except whenever formally requested by Trustee, event in which their presence shall be compulsory.

9.10. The Trustee shall attend the General Meeting of Debenture Holders and provide to the Debenture Holders the information that are requested therefrom.

9.11. The Trustee, the Debenture Holder elected by the other Debenture Holders or whoever is appointed by the CVM, shall be the chairman of the General Meeting of Debenture Holders.

9.12. Except as established in this Deed of Issue, the resolutions shall be taken by Debenture Holders representing the simple majority of the Outstanding Debentures, including in relation to changes in the sections or conditions provided in this Deed of Issue that do not present another specific quorum.

9.13. The following resolutions related to the characteristics of the Debentures, which may be proposed exclusively by Issuer, shall be subject to approval by Debenture Holders representing, ninety percent (90%) of the Outstanding Debentures plus one Debenture, either on first call of the General Meeting of Debenture Holders or on any subsequent call: (I) the provisions of this section, (ii) any of the quorums provided in this Deed of Issue, (iii) the Remuneration of the Debentures, (iv) any of the dates of payment of any amounts provided in this Deed of Issue, (v) the maturity of the Debentures, (vi) the type of debentures, (vii) creation of event of renegotiation, (viii) the amounts and dates of amortization of the principal of the Debentures, (ix) change of any Event of Early Maturity established in item 6.18 above, and (x) change of the additional obligations of Issuer established in Section Seven.

9.14. The resolutions related to forgiveness or temporary waiver of Events of Early Maturity shall be subject to approval by Debenture Holders representing, (i) ninety percent (90%) of the Outstanding Debentures plus one Debenture, either on first call of the General Meeting of Debenture Holders or on any subsequent call, in relation to Events of Automatic Maturity; (ii) ninety percent (90%) of the Outstanding Debentures plus one Debenture,  either on first call of the General Meeting of Debenture Holders or on any subsequent call, in relation to Events of Non Automatic Maturity described in items (a), (b), (e), (f) and (h) above); and (iii) two thirds (2/3) of the Outstanding Debentures, either on first call of the General Meeting of Debenture Holders or on any subsequent call, in relation to Events of Non Automatic Maturity described in items (c), (d) and (g) above).

9.15. The resolutions taken by the Debenture Holders in General Meetings of Debenture Holders, within the scope of their legal jurisdiction, with due regard for the quorums established in this Deed of Issue, shall be existing, valid and effective before Issuer and shall be binding upon all owners of Debentures, regardless of having attended the General Meeting of Debenture Holders and regardless of the vote cast in the respective General Meetings of Debenture Holders.

9.16. Regardless of the formalities provided in the Brazilian Corporations Law and in this Deed of Issue, the resolutions taken by the Debenture Holders in General Meeting of Debenture Holders in which the owners of all Outstanding Debentures are present shall be deemed to be regular.

Section Ten – REPRESENTATIONS OF ISSUER

10.1. Issuer hereby represents that:

(a)  Issuer is a joint stock company duly organized, constituted and existing under the form of joint stock company according to the Brazilian laws, and is duly authorized to perform the activities described in its business purpose;

(b) on the Date of the First Payment, Issuer is duly authorized and has obtained all licenses and authorizations necessary to enter into this Deed of Issue, necessary for the Issue of the Debentures and for compliance with its obligations provided herein;

(c)  Issuer is duly authorized and has obtained all corporate authorizations, to enter into this Deed of Issue, for the Issue of the Debentures and for compliance with its obligations provided herein, and all legal requirements and requirements according to the articles of incorporation necessary for so have been satisfied;

(d)  the legal representatives that sign this Deed of Issue have powers according to the articles of incorporation and/or delegated powers to assume, on behalf thereof, the obligations established herein and, as attorneys-in-fact, had their powers legitimately granted, and the respective powers of attorney are in full force;

(e)  this Deed of Issue, as well as the obligations provided herein, constitute licit, valid and binding obligations of Issuer, enforceable according to its terms and conditions;

(f)   the signature of this Deed of Issue, compliance with its obligations provided in this Deed of Issue and the Issue, do not infringe or oppose (i) on the Date of the First Payment, any agreement or document to which Issuer is a party or upon which any of its assets and properties are bound, and shall not result in (aa) on the Date of the First Payment, early maturity of any obligation established in any of such agreements or instruments; or (bb) creation of any mortgage, pledge, usufruct, trust, charge or another encumbrance, including, without limitation, any equivalent thereto under the Brazilian legislation, on any asset or property of Issuer, or (cc) termination of any of such agreements or instruments; (ii) any law, decree or regulations to which Issuer or any of its assets and properties are subject; or (iii) any administrative, judicial or arbitration order, decision or award that affects Issuer or any of its assets and properties;

(g)  Issuer is up to date in relation to compliance with the obligations established in this Deed of Issue;

(h)  on the Date of the First Payment, Issuer is not aware of the occurrence and  existence, on such date, of any Event of Early Maturity;

(i)   Issuer shall comply with all obligations assumed under the terms of this Deed of Issue, including, but not limited to, the obligation to allocate the resources obtained with the Issue to the purposes provided in Section Four above;

(j)   Issuer is in compliance with all laws, regulations, administrative rules and determinations from the governmental bodies, independent governmental agencies or courts, applicable to the conduction of its business, with exception of those inquired in good faith within the administrative and/or judicial scope, including in relation to social-environmental issues, and those noncompliance with which does not cause a Relevant Adverse Effect;

(k)  Issuer is not aware of the existence of any judicial lawsuit, administrative or arbitration proceeding, investigation or another type of governmental investigation, with exception of judicial lawsuit, administrative or arbitration proceeding, investigation or another type of governmental investigation (i) noncompliance with which and/or the existence of which does not cause a Relevant Adverse Effect; or (ii) duly disclosed and/or accounted for, as the case may be, under the terms of the regulations in effect applicable to the securities market, in its Reference Form and in its financial statements;

(l)    the information and representations provided in this Deed of Issue in relation to Issuer and to the Restricted Offer, as the case may be, and in the Private Placement Agreement are, on the date on which they are provided, true, consistent, correct and sufficient;

(m)   Issuer has not omitted and shall not omit any relevant fact, of any nature, which is acknowledged thereby and which may result in substantial change of its economic-financial or legal situation in prejudice to the Debenture Holders;

(n)  there are no relations between Issuer and Trustee that hinder Trustee from exercising, in full, its functions, with due regard for the fact that the representation provided herein does not involve any situations that, cumulatively, (I) may hinder Trustee from fully exercising its functions and (ii) are not acknowledged by Issuer;

(o) this Deed of Issue constitutes legal, valid, effective and binding obligation of Issuer, enforceable according to its terms and conditions, valid as extrajudicial enforcement instrument under the terms of article 585 of the Brazilian Code of Civil Procedure;

(p) the Financial Statements of Issuer related to the financial years ending on December 31, 2012, 2013 and 2014, correctly represent the consolidated equity and financial positions of Issuer on such dates and for such periods, and have been duly prepared in accordance with the Brazilian Corporations Law and with the rules issued by the CVM;

(q)  regulatory authorization shall not be necessary to enter into this Deed of Issue and to implement the Issue and the Restricted Offer;

(r)   Issuer is up to date with the payment of all tax (municipal, state and federal), labor, social security, environmental obligations and any other obligations imposed by law, with exception of obligations (I) the applicability of which and/or compliance with which is inquired in good faith within the administrative and/or judicial scope; or (ii) noncompliance with which and/or the existence of which does not cause a Relevant Adverse Effect;

(s)  Issuer has all authorizations, licenses and granting valid, effective and in perfect order and in full force, including the environmental authorizations, licenses and granting, applicable to the regular exercise of its activities, and they are all valid, and Issuer shall maintain valid any and all authorizations referred to in this item, which may be validly required in the future by the federal, state and municipal authorities, necessary for the exercise of its activities, with exception of authorizations, licenses and granting, including environmental authorizations, licenses and granting, the non obtaining and/or not maintenance of which (i) is inquired in good faith within the administrative and/or judicial scope; or (ii) causes a Relevant Adverse Effect;

(t)   the documents and information provided to Trustee and/or to the Debenture Holders (i) are true, consistent, correct and sufficient, and are updated up to the date on which they were provided; and (ii) include, jointly with the periodical and occasional information and documents disclosed by Issuer under the terms of the regulations in effect applicable to the securities market, the relevant documents and information to make investment decisions in relation to the Debentures;

(u)  Issuer is aware of the financial instruments with characteristics similar to the characteristics of the Debentures;

(v)  (1) the administrators of Issuer are aware of the terms of the Debentures, are aware of their purposes and goals and (2) the members of the board of directors of Issuer have approved the Issue, under the terms of the RCA; and

(w) Issuer has decided, for its account and at its risk, to issue the Debentures, and is counting exclusively on the consultancy and recommendation of its own advisers to establish the financial, legal, regulatory, tax and accounting treatment inherent to the Debentures, and has not based upon any opinion of Trustee, of the institutions coordinating the Restricted Offer and intervening parties contracted and/or any individual or legal entity related to Trustee and/or to the institutions coordinating the Restricted Offer and intervening parties contracted, to establish the accounting, tax, legal and regulatory  treatment applicable to the Debentures or to assess the appropriateness of the Debentures to their purposes.

10.2. The Company agrees to notify Trustee, on the same date on which it is acknowledged thereby, in the event that any of the representations provided under the terms of item 10.1 above are verified to be untrue and/or incorrect on the date on which they were provided.

Section Eleven – NOTIFICATIONS

11.1. All documents and communications, which shall always be made in writing, as well as the physical means that contain documents or communications, to be sent by any of the parties under the terms of this Deed of Issue, shall be forwarded to the following addresses:

To Issuer:

AMBEV S.A.

Rua Dr. Renato Paes de Barros, nº 1.017, 3º andar, Itaim Bibi

São Paulo - SP

Attn.: Pedro de Abreu Mariani

Telephone: +55 (11) 2122-1374

E-mail: pedro.mariani@ambev.com.br

To Trustee:

Simplific Pavarini Distribuidora de Títulos e Valores Mobiliários Ltda.

Rua Sete de Setembro, n. 99, 24º andar

CEP 20050-005 - Rio de Janeiro - RJ

CNPJ/MF 15.227.994/0001-50

Attn.: Sr. Carlos Alberto Bacha / Sr. Rinaldo Rabello Ferreira / Sr. Matheus Gomes Faria

Telephone: (21) 2507-1949

E-mail: fiduciario@simplificpavarini.com.br

To the Liquidator Bank:

ITAÚ UNIBANCO S.A.

Praça Alfredo Egydio de Souza Aranha

São Paulo, SP

CEP 04311-000

Attn.: Sr. Luiz Petito

Telephone: (11) 2797-4441

E-mail: luiz.petito@itau-unibanco.com.br

To the Bookkeeper Attorney-in-Fact:

ITAÚ CORRETORA DE VALORES S.A.

Avenida Brigadeiro Faria Lima, 3.500, 3º andar

São Paulo, SP

CEP 04538-132

Attn.: Sr. Luiz Petito

Telephone: (11) 2797-4441

E-mail: luiz.petito@itau-unibanco.com.br

To CETIP

CETIP S.A. – MERCADOS ORGANIZADOS

Avenida Brigadeiro Faria Lima, nº 1.663, 4º andar, Jardim Paulistano

São Paulo – SP

CEP: 01452-001

Attn.: Gerência de Valores Mobiliários

Telephone: (11) 3111-1596

E-mail: valores.mobiliarios@cetip.com.br

11.2. The communications related to this Deed of Issue shall be deemed to be delivered whenever received with confirmation or with “return receipt requested”, issued by the post office or by telegram at the addresses above. The communications made by electronic mail shall be deemed to be received on the date on which they have been forwarded, provided that receipt thereof is confirmed by means of indication (receipt issued by the machine used by sender) – “delivery and reading confirmation”. The respective originals shall be forwarded to the addresses provided above within up to five (5) Business Days subsequently to the forwarding of the message, if requested in that sense by the other party. Any change of the addresses above shall be communicated to the other party by the party that has changed its address.

Section Twelve – GENERAL PROVISIONS

12.1. Waiver of any of the rights resulting from this Deed of Issue shall not be presumed. Thus, no delay, omission or forbearance in relation to the exercise of any right, option or remedy to which Trustee and/or the Debenture Holders are entitled as a result of any default of the obligations of Issuer, shall adversely affect such rights, options or remedies, or shall be construed as waiver thereof or agreement with such default, and shall not constitute novation or change of any other obligations assumed by Issuer in this Deed of Issue or precedent in relation to any other default or delay.

12.2. This Deed of Issue is entered into on an irrevocable and irreversible basis, unless in the event of failure to satisfy the requirements referred to in Section Two above, binding the parties by themselves and their successors.

12.3. In the event that any of the provisions of this Deed of Issue is deemed to be illegal, invalid or ineffective, all other provisions that have not been affected by such  judgment shall prevail, and the parties agree, in good faith, to substitute the affected provision by another provision that, to the possible extent, produces the same effect.

12.4. This Deed of Issue and the Debentures constitute extrajudicial enforcement instrument, under the terms of article 585, items I and II, of the Code of Civil Procedure, and the obligations established herein are subject to specific performance, according to articles 632 et seq., of the Code of Civil Procedure.

12.5. This Deed of Issue is governed by the Laws of the Federative Republic of Brazil.

12.6. The terms established in this Deed of Issue shall be counted according to the rule established in article 132 of the Civil Code, excluding the day of the beginning and including the maturity date.

12.7. Issuer shall be responsible for all costs incurred with the Restricted Offer, including publications, enrollments, registrations, engagement of Trustee, of CETIP, of the Liquidator Bank and of the Bookkeeper and of the other providers of services, and any other costs related to the Debentures.

Section Thirteen – JURISDICTION

13.1. The parties elect the courts of the Judicial District of São Paulo, with exclusion of any other court, no matter how privileged it may be, to resolve the issues possibly arising out of this Deed of Issue.

IN WITNESS WHEREOF, Issuer and Trustee sign this Deed of Issue in three (3) counterparts of equal form and contents, to produce one single effect, jointly with the two (2) undersigned witnesses.

[The remainder of the page was intentionally left blank.]

[signatures to follow]

EXHIBIT I – INVESTMENT PROJECTS AND SIMPLIFIED PROCEDURE

A.        General Information

Under the terms of article 1 of Law 12,431, the net resources obtained by the Company with the gain shall be exclusively allocated in the Investment Projects described below (including reimbursements, pursuant to Law 12,431).

B.        Information on Each Investment Project

Investment Project 1	Arosuco Rolhas Plant
Purpose of the Project	Continue verticalization of aluminum packing, with installation of a line of production of can lids, at Arosuco Rolhas plant, in Manaus
Date of commencement or estimated date to commence the Investment Project, as the case may be	January 1st, 2016
Current phase of the Investment Project	0%
Date of conclusion or estimated term to conclude the Investment Project, as the case may be	December 31, 2016
Estimated volume of financial resources necessary to implement the Investment Project

R$189,365,293.60

(equivalent, on September 9, 2015, to USD50,008,000.00, according to the closing quote of the average purchase and sale rates of Reais for U.S. Dollars, available at the Internet page of the Central Bank of Brazil on exchange rates, option “All currencies”) ("Dollar Quote")

Amount of the Debentures intended to the Investment Project	R$101,184,410.70 (equivalent, on September 9, 2015, to USD26,721,000.00 based upon the Dollar Quote)
Estimated percentage to be gained with the issue of Debentures, in view of the needs of financial resources of the Investment Project	53%
Allocation of resources to be gained by means of Debentures	10%

***

Investment Project 2	João Pessoa Plant
Purpose of the Project	Increase Capacity of the João Pessoa plant, to receive a line of beer filling with the respective civil adaptations, production process, utilities, environment and logistics.
Date of commencement or estimated date to commence the Investment Project, as the case may be	January 1st, 2016
Current phase of the Investment Project	0%
Date of conclusion or estimated term to conclude the Investment Project, as the case may be	December 31, 2016
Estimated volume of financial resources necessary to implement the Investment Project	R$168,368,042.10 (equivalent, on September 9, 2015, to USD44,463,000.00, based upon the Dollar Quote)
Amount of the Debentures intended to the Investment Project	R$89,964,418.60 (equivalent, on September 9, 2015, to USD23,758,000.00, based upon the Dollar Quote)
Estimated percentage to be gained with the issue of Debentures, in view of the needs of financial resources of the Investment Project	53%
Allocation of resources to be gained by means of Debentures	9%

***

Investment Project 3	New Rio de Janeiro Plant
Purpose of the Project	Continue verticalization of aluminum packing, with installation of two lines of production of cans, to be installed at the new Rio de Janeiro plant.
Date of commencement or estimated date to commence the Investment Project, as the case may be	January 1st, 2016
Current phase of the Investment Project	0%
Date of conclusion or estimated term to conclude the Investment Project, as the case may be	December 31, 2017
Estimated volume of financial resources necessary to implement the Investment Project	R$510,761,456.10 (equivalent, on September 9, 2015, to USD134,883,000.00, based upon the Dollar Quote)
Amount of the Debentures intended to the Investment Project	R$272,915,042.40 (equivalent, on September 9, 2015, to USD72,072,000.00, based upon the Dollar Quote)
Estimated percentage to be gained with the issue of Debentures, in view of the needs of financial resources of the Investment Project	53%
Allocation of resources to be gained by means of Debentures	28%

***

Investment Project 4	Itapissuma-PE
Purpose of the Project

Expansion of the new plant in Itapissuma, state of Pernambuco, to produce special beers (including Budweiser and Stella Artois), Skol Senses and alcohol.
Scope:
- One line of filling of Long Neck bottles with 60,000 bottles per hour (350 ml), additional capacity in the line of packing = 116,000 hl / month
- New area of beer production process to add 64,000 hl / m in the current capacity of the plant;
- New plant of rectification of alcohol that shall add 50,000 hl / m to supply alcoholic beverages, such as Skol Senses.

Date of commencement or estimated date to commence the Investment Project, as the case may be	June 1st, 2015
Current phase of the Investment Project	7%
Date of conclusion or estimated term to conclude the Investment Project, as the case may be	December 31, 2017
Estimated volume of financial resources necessary to implement the Investment Project	R$454,404,000.00 (equivalent, on September 9, 2015, to USD120,000,000.00, based upon the Dollar Quote)
Amount of the Debentures intended to the Investment Project	R$242,803,204.00 (equivalent, on September 9, 2015, to USD64,120,000.00, based upon the Dollar Quote)
Estimated percentage to be gained with the issue of Debentures, in view of the needs of financial resources of the Investment Project	53%
Allocation of resources to be gained by means of Debentures	24%

***

Investment Project 5	Starck C2C - Rio de Janeiro
Purpose of the Project

Satisfy the increasing demand of sales in aluminum bottles by production verticalization, with installation of a new industrial plant in the city of Rio de Janeiro, to produce aluminum bottles C2C in two sizes: 11.5 ounces and 16 ounces.

Date of commencement or estimated date to commence the Investment Project, as the case may be	June 1st, 2015
Current phase of the Investment Project	18%
Date of conclusion or estimated term to conclude the Investment Project, as the case may be	December 31, 2017
Estimated volume of financial resources necessary to implement the Investment Project	R$527,438,082.90 (equivalent, on September 9, 2015, to USD139,287,000.00, based upon the Dollar Quote)
Amount of the Debentures intended to the Investment Project	R$293,132,924.30 (equivalent, on September 9, 2015, to USD77,411,182.00, based upon the Dollar Quote)
Estimated percentage to be gained with the issue of Debentures, in view of the needs of financial resources of the Investment Project	56%
Allocation of resources to be gained by means of Debentures	29%

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